Exhibit 99.1

DIVIDEND CAPITAL TRUST ANNOUNCES THIRD QUARTER
2005 FINANCIAL AND OPERATING RESULTS

DENVER, CO — November 11, 2005 — Dividend Capital Trust Inc. (DCT) has announced financial and operating results for the three month and nine month periods ended September 30, 2005. On November 10, 2005, the company filed its Form 10-Q for the period ending September 30, 2005 with the U.S. Securities and Exchange Commission.

DCT reported Funds from Operations (FFO) for the three months ended September 30, 2005 of $14.2 million, or $0.14 per fully diluted share, and $38.8 million, or $0.44 per fully diluted share, for the nine month period ended September 30, 2005.  These results compare to $5.0 million, or $0.11 per fully diluted share, for the same three month period last year, and $10.1 million, or $0.33 per fully diluted share, for the same nine month period last year. DCT reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure, considered to be a meaningful performance measurement in the Real Estate Investment Trust industry.

The third quarter 2005 net loss was $6.2 million, or a loss of $0.06 per fully diluted share, compared to net income of $105,656, or $0.002 per fully diluted share, for the same period last year. For the nine month period ended September 30, 2005, net loss was $8.0 million, or a loss of $0.09 per fully diluted share, compared to net income of $780,954, or $0.03 per fully diluted share, for the same period last year. The net loss was primarily a result of an increase in depreciation and amortization expense caused by proportionately more value being attributed to intangible lease assets, which have significantly shorter lives than other real estate related assets.

“Our third quarter results build on the progress we have made to date in building a leading North American industrial real estate operating company,” said Tom Wattles, chairman of DCT.  “Our focus on driving growth today is threefold:  stabilizing occupancy and cash flow in under-leased assets acquired by DCT; selectively investing in development opportunities in our target markets; and, continuing to deploy acquisition capital in off-market transactions.”

Investment Activity

During the third quarter of 2005, DCT acquired, directly or through an indirect controlling interest, 12.6 million square feet of distribution space. Most notably, DCT acquired an approximate 87% interest in Cabot Industrial Value Fund, LP (“Cabot”) for approximately $604.4 million, which, as of September 30, 2005, held a portfolio of 103 industrial operating buildings totaling approximately 10.8 million square feet in 12 markets across the United States. In addition to Cabot, DCT acquired 1.9 million square feet of distribution space in four target markets for a total investment of $91.4 million.

Since the closing of the Cabot transaction, DCT sold an approximate 793,000 square foot property that had approximately 627,000 square feet of vacancy, which was acquired in the Cabot portfolio, at a sale price of approximately $43.0 million. In addition to the 103 operating properties, the Cabot portfolio also includes a development project located in Baltimore, Maryland, consisting of one 139,424 square foot built-to-suit service center, which is 100% leased to Verizon Wireless.

As of September 30, 2005, DCT owned, managed or had under development 249 properties totaling more than 36.7 million square feet in 23 markets, leased to more than 500 corporate customers.  At the end of the third quarter, the portfolio had an occupancy rate of 91.5%. Since the end of the third quarter, DCT has acquired an additional five properties in Chicago, Dallas, Pennsylvania’s Lehigh Valley and Charlotte.

For the three months ended September 30, 2005, results for DCT’s real estate portfolio compared to the same period in 2004 were as follows:

•                  Same store net operating income (NOI) growth (exclusive of straight line rents and the amortization of above/below market rents):  10.3%

•                  Same store rental growth (exclusive of straight line rents and the amortization of above/below market rents):  8.9%

For the nine months ended September 30, 2005, results for DCT’s real estate portfolio compared to the same period in 2004 were as follows:

•                  Same store net operating income (NOI) growth (exclusive of straight line rents and the amortization of above/below market rents):  4.7%

•                  Same store rental growth (exclusive of straight line rents and the amortization of above/below market rents):  4.9%

Dividend

On September 13, 2005, DCT’s Board of Directors declared a quarterly cash dividend of $0.16 per share per annum for the fourth quarter of 2005, payable on January 16, 2006 to common shareholders based on a daily record date.

Conference Call

DCT will be hosting a public conference call on November 15, 2005 to review third quarter 2005 earnings. Tom Wattles, chairman, and Evan Zucker, president and chief executive officer, will present DCT’s quarterly performance and provide management commentary. The conference call will take place at 4:15 p.m. EST and can be accessed by dialing 877.313.6462 and referencing “Dividend Capital.”

Reconciliation of Property Net Operating Income to Net Income

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Property Revenue:
Same Store	$9,253,584	$8,498,507	$11,025,027	$10,508,354
Other acquired properties	26,490,271	36,449	67,127,772	6,878,410
Total Property Revenue	35,743,855	8,534,956	78,152,799	17,386,764

Property Operating Expenses:
Same Store	1,865,652	1,799,910	2,459,934	2,326,483
Other acquired properties	6,671,451	—	16,254,333	1,387,281
Total Property Operating Expenses	8,537,103	1,799,910	18,714,267	3,713,764

Property Net Operating Income:
Same Store	7,387,932	6,698,597	8,565,093	8,181,871
Other acquired properties	19,818,820	36,449	50,873,439	5,491,129
Total Property Net Operating Income	27,206,752	6,735,046	59,438,532	13,673,000

Other Income:
Gain (loss) on early termination of leases, net	(440,704)	—	2,376,618	—
Straight-line rents (1)	1,432,205	628,179	2,960,089	1,005,776
Above and below market rents, net (2)	(643,043)	(228,203)	(1,533,538)	(369,403)
Interest and other income	752,330	387,142	2,526,698	627,928
Gain (loss) on hedges	—	545,550	(71,850)	545,550
Total Other Income	1,100,788	1,332,668	6,258,017	1,809,851

Other Expenses:
Depreciation and amortization	21,177,684	4,887,968	47,720,042	9,298,803
Interest	9,812,560	1,650,149	18,357,649	3,194,753
General and administrative	865,441	1,025,865	2,294,216	1,664,971
Asset management fees, related party	2,936,684	398,076	5,639,815	543,370
Total Other Expenses	34,792,369	7,962,058	74,011,722	14,701,897

Minority Interest	287,141	—	283,840	—

Net Income (Loss)	$(6,197,688)	$105,656	$(8,031,333)	$780,954

(1)          In the calculation of same-store net operating income and same store rental revenue growth the effects of straight-lining base rents are excluded. For the three and nine months ended September 30, 2005, same-store straight-line rents resulted in an increase to same-store rental revenue of $279,133 and $147,244, respectively and for the same period in 2004 the same-store straight-line rents resulted in an increase to same-store rental revenue of  $628,179 and $95,541, respectively.

(2)          In the calculation of same-store net operating income and same store rental revenue growth the effects of above and below market rent amortizations are excluded. For the three and nine months ended September 30, 2005, same-store above and below market rent amortization resulted in a decrease to same-store rental revenue of $200,382 and $5,622, respectively and for the same period in 2004 the same-store above and below market rent amortization resulted in a decrease to same-store rental revenue of  $222,163 and $14,400, respectively.

Reconciliation of Net Income to FFO

Net Income (Loss)	$(6,197,688)	$105,656	$(8,031,333)	$780,954
Depreciation and amortization	21,177,684	4,887,968	47,720,042	9,298,803
Minority interests’ share in net loss	(287,141)	—	(283,840)	—
FFO attributable to minority interests	(517,894)	—	(583,555)	—

Funds From Operations	$14,174,961	$4,993,624	$38,821,314	$10,079,757

Reconciliation of Net Income Per Diluted Share to FFO Per Diluted Share

Net Income (Loss)	$(0.06)	$—	$(0.09)	$0.03
Depreciation and amortization	0.20	0.11	0.53	0.31
Minority interests’ share in net loss	—	—	—	—
FFO attributable to minority interests	—	—	—	—
Funds From Operations	$0.14	$0.11	$0.44	$0.33

Diluted Weighted Average Shares	104,667,886	44,689,644	89,440,658	30,335,854

Dividend Capital Trust, a Denver-based Real Estate Investment Trust (REIT), invests primarily in high-quality, generic distribution warehouses and light industrial properties net leased to creditworthy corporate customers.

                For more complete information about DCT, you may download and view a prospectus or call 866.DCG.REIT. Read the prospectus carefully before investing. Please carefully consider the investment objectives, risks, and charges and expenses before you invest or send money.